UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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PMA Capital Corporation
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PMA Capital Corporation
380 Sentry Parkway
Blue Bell, Pennsylvania  19422
____________________________________

Notice of 2008 Annual Meeting of Shareholders
To Be Held May 7, 2008
____________________________________

Dear Shareholder:

On Wednesday, May 7, 2008, we will hold our Annual Meeting of Shareholders at our corporate offices, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.  The Annual Meeting will begin at 9:00 a.m., local time.

We are holding the Annual Meeting to:

1.	Elect three directors to serve until the 2011 Annual Meeting and until their successors are elected; and

2.	Ratify the appointment of Beard Miller Company LLP as our independent registered public accounting firm (“independent auditor”) for 2008.

The Board recommends that you vote FOR items 1 and 2.  We will also transact any other business properly presented at the meeting and any adjournments of the meeting.

Only shareholders of record at the close of business on March 12, 2008 are entitled to vote at the Annual Meeting and any adjournments.  A copy of our 2007 Annual Report to Shareholders accompanies this notice.

By Order of the Board of Directors,

Neal C. Schneider
March 20, 2008	Chairman of the Board

You are cordially invited to attend the meeting.  Whether or not you plan to attend in person, please mark, date, sign and mail the enclosed proxy.  A return envelope requiring no postage is enclosed for your convenience.

Table of Contents

Page

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	1
BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK	4
Beneficial Ownership by Directors and Executive Officers	4
Principal Beneficial Owners of Class A Common Stock	5
THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	6
COMMITTEES OF THE BOARD	7
Audit Committee	7
Compensation Committee	7
Compensation Committee Interlocks and Insider Participation	8
Nominating and Corporate Governance Committee	8
Strategy and Operations Committee	10
Executive Committee	10
AUDIT COMMITTEE REPORT	11
COMPENSATION COMMITTEE REPORT	11
ITEM 1. ELECTION OF DIRECTORS	12
Nominees for Election to Office for Terms Expiring at the 2011 Annual Meeting	12
Vote Requirement	12
Directors Continuing in Office with Terms Expiring at the 2009 Annual Meeting	13
Directors Continuing in Office with Terms Expiring at the 2010 Annual Meeting	13
DIRECTOR COMPENSATION	14
Non-Employee Director Compensation	15
Non-Executive Chairman Compensation	15
2007 COMPENSATION OF DIRECTORS TABLE	16
COMPENSATION DISCUSSION AND ANALYSIS	17
Philosophy and Objectives	17
Methodology	17
Benchmarking	18
Base Salary	19
Incentive Plans	19
Stock Ownership Guidelines	21
Compensation of Named Executive Officers	22
Tax and Accounting Considerations	24
Post-Termination Arrangements	24
SUMMARY COMPENSATION TABLE	27
2007 GRANT OF PLAN-BASED AWARDS TABLE	29
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE	30
2007 OPTION EXERCISES AND STOCK VESTED TABLE	31
2007 PENSION BENEFITS TABLE	31
2007 NONQUALIFIED DEFERRED COMPENSATION TABLE	32
2007 POTENTIAL TERMINATION/CHANGE IN CONTROL PAYMENTS	33
EMPLOYMENT AGREEMENTS	34
EQUITY COMPENSATION PLAN INFORMATION	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
ITEM 2. RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
Vote Requirement	38
OTHER MATTERS	39
ADDITIONAL INFORMATION	39
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	39
ANNUAL REPORT	39
DEADLINES FOR SHAREHOLDER PROPOSALS	39

i

PMA CAPITAL CORPORATION
380 Sentry Parkway
Blue Bell, Pennsylvania  19422
_______________________

Proxy Statement
________________________

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

You are being sent this proxy statement and the enclosed proxy in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments.  The approximate date of mailing of this proxy statement and the enclosed proxy is March 31, 2008.

When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 7, 2008, at 9:00 a.m., local time at our corporate offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.

What proposals am I being asked to vote on?

You are being asked to vote on two proposals:

1.	The election of three directors to serve until the 2011 Annual Meeting and until their successors are elected;

2.	The ratification of the appointment of Beard Miller Company LLP as our independent auditor for 2008.

You can find information about these proposals in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A Common Stock as of the close of business on March 12, 2008, are entitled to vote at the Annual Meeting.  As of the close of business on March 12, 2008, we had 31,761,106 shares of Class A Common Stock outstanding.  Each holder of Class A Common Stock is entitled to cast one vote for each share of Class A Common Stock held.

What constitutes a quorum?

In order to transact business at the Annual Meeting, we must have a “quorum,” or the presence of persons holding a prescribed number of shares of Class A Common Stock.  The holders of Class A Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum.  If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered present at the Annual Meeting and, therefore, counted in determining whether a quorum is present.  Broker non-votes will also be counted in determining whether a quorum is present.  Generally, broker non-votes occur when a broker does not receive voting instructions with respect to a proposal from a beneficial owner and does not have discretionary authority to vote on that proposal.

How do I vote?

There are two ways to vote:

1.	In person. Attend the Annual Meeting and vote your shares, or send a personal representative with an appropriate proxy.

If you hold your shares in “street name” (i.e., through a broker-dealer or other financial institution) and you want to vote at the Annual Meeting, you will need to obtain a form of proxy from the institution that holds your shares.

If you hold share equivalents through the PMA Capital Stock Fund of the PMA Capital Corporation Retirement Savings Plan (the “Retirement Savings Plan”), you cannot directly vote your share equivalents at the Annual Meeting.  Instructions on voting such share equivalents are described in more detail below.

2.
By mail.  Mark, date, sign and mail the enclosed proxy card in the prepaid envelope.  If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR each item described in this proxy statement.

Can I revoke my proxy and change my vote after I return my proxy card?

Yes.  There are three ways to revoke your proxy:

1.	In person. You may revoke a previously submitted proxy vote by attending and voting in person at, or by sending a personal representative with an appropriate proxy card to, the Annual Meeting.

2.
In writing.  You may give written notice of your revocation to our Corporate Secretary.  Your notice, which must be received before the Annual Meeting begins, should contain the name in which your shares are registered, the date of the proxy you are revoking, your new voting instructions and your signature.

3.	By proxy. You may revoke your proxy by submitting a later-dated proxy card. We must receive the later-dated proxy card before the Annual Meeting begins.

How do I vote my share equivalents held under the Retirement Savings Plan?

If you have invested in the PMA Capital Stock Fund of the Retirement Savings Plan, you do not actually own shares of Class A Common Stock; Vanguard Fiduciary Trust Company, the plan trustee, does.  However, you do have “pass through voting rights” based on the amount of money you have invested in the PMA Capital Stock Fund.

You may exercise your pass through voting rights only by completing the proxy card from the Plan’s trustee mailed with this proxy statement.  The proxy card acts as a voting instruction to the Plan’s trustee.  The trustee must receive your instructions prior to the Annual Meeting to vote your share equivalents in accordance with your instructions.  If the trustee does not receive voting instructions from you by the date that the trustee specifies, the trustee will vote the share equivalents credited to your account in the same proportion that it votes share equivalents for which it did receive timely instructions.

What does it mean if I get more than one proxy card?

If your shares are registered differently or are in more than one account, you will receive more than one proxy card.  For example, if you hold share equivalents through the Retirement Savings Plan and you hold shares directly as a record holder, you will receive two sets of proxy materials, including two proxy cards.  Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

How will voting on any other business be conducted?

Although we do not presently know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxies named in the proxy to vote on such matters in their discretion.

Who pays for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies.  Solicitation will be made by mail and may also be made on our behalf by our officers, directors and employees in person or by telephone.  We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for sending proxies and proxy materials to beneficial owners.

Will the Annual Meeting be accessible through the Internet?

Yes.  We will provide “real time” access to the Annual Meeting through webcasting.  This will allow you to hear the Annual Meeting without actually being present in Blue Bell, Pennsylvania.  Please note that the webcast will be in “listen only” mode.  This means that shareholders listening to the Annual Meeting through the webcast will not be able to ask questions or vote their shares as if present at the Annual Meeting.  Further, shareholders accessing the Annual Meeting through the webcast will not be counted for purposes of determining whether a quorum is present.  Therefore, even if you intend to access the meeting through the webcast, it is very important that you complete and return your proxy card prior to the Annual Meeting.

To access the Annual Meeting through the webcast, please visit the Investor Information section of our website at www.pmacapital.com or call our Investor Relations department at (610) 397-5298 for further information.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

Beneficial Ownership by Directors and Executive Officers

The following table shows, as of February 29, 2008, the shares and percentage of our Class A Common Stock beneficially owned by (i) each director and each nominee for director; (ii) each executive officer named in the Summary Compensation Table (collectively “named executive officers”); and (iii) named executive officers and directors as a group.

Unless otherwise indicated, each person has sole voting power with respect to shares shown as beneficially owned by such person.  For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of Class A Common Stock deemed outstanding consists of 31,761,106, the number of shares outstanding on February 29, 2008, plus the number of shares of Class A Common Stock underlying options held by the named person that are exercisable or will become exercisable within 60 days of February 29, 2008.

Name of Beneficial Owner	Class A Common Stock		Percent of Class
	Beneficially Owned

Peter S. Burgess	25,009		*
Patricia A. Drago	12,533		*
J. Gregory Driscoll	15,972		*
Charles T. Freeman	23,244		*
James C. Hellauer	20,010	(1)	*
Richard Lutenski	25,009		*
James F. Malone, III	300,300		*
John D. Rollins	15,705		*
Roderic H. Ross	22,396		*
L. J. Rowell, Jr.	13,347		*
Neal C. Schneider	85,756	(2)	*
Vincent T. Donnelly	714,485	(3)	2.2%
William E. Hitselberger	245,299	(4)	*
Robert L. Pratter	233,279	(5)	*
John Santulli, III	48,568	(6)	*
Anthony J. Ciofani	25,534	(7)	*
All executive officers and directors as a group (16 persons)	1,826,446	(8)	5.6%
________________________________

*	Less than 1%.
(1)	Includes 2,000 shares of Class A Common Stock held in an irrevocable trust for which Mr. Hellauer’s wife serves as trustee.
(2)	Includes options to purchase 12,987 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of February 29, 2008 under our equity incentive plans.
(3)
Includes options to purchase 628,259 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of February 29, 2008 under our equity incentive plans and 2,744 shares held in the Retirement Savings Plan as of December 31, 2007.

(4)
Includes 150 shares of Class A Common Stock held by Mr. Hitselberger’s children, options to purchase 213,938 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of February 29, 2008 under our equity incentive plans and 2,166 shares held in the Retirement Savings Plan as of December 31, 2007.

(5)
Includes options to purchase 192,990 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of February 29, 2008 under our equity incentive plans and 6,070 shares held in the Retirement Savings Plan as of December 31, 2007. Mr. Pratter resigned effective March 14, 2008.

(6)	Includes options to purchase 41,511 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of February 29, 2008 under our equity incentive plans.

(7)	Includes options to purchase 18,023 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of February 29, 2008 under our equity incentive plans.
(8)	Includes options to purchase 1,107,708 shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of February 29, 2008 under our equity incentive plans.

Principal Beneficial Owners of Class A Common Stock

The following table shows those shareholders known to us to beneficially own more than 5% of the outstanding shares of Class A Common Stock.

Name and Address of Beneficial Owner	Class A Common Stock Beneficially Owned	Percent of Class

Donald Smith & Co., Inc.(1)	2,990,659	9.37%
152 West 57th Street
New York, New York 10019

NWQ Investment Management Company, LLC(2)	2,918,057	9.14%
2049 Century Park East, 16th Floor
Los Angeles, California 90067

Mast Capital Management, LLC(3)	2,828,874	8.90%
535 Boylston Street, Suite 401
Boston, Massachusetts 02116

Dimensional Fund Advisors LP(4)	2,758,550	8.64%
1299 Ocean Avenue
Santa Monica, California 90401

Aegis Financial Corporation(5)	2,086,710	6.50%
1100 North Glebe Road, Ste. 1040
Arlington, Virginia 22201
_________________________

(1)
Based solely on a Schedule 13G, filed on February 8, 2008, Donald Smith & Co., Inc (“DS&C”) has sole voting power over 2,515,821 shares of Class A Common Stock and sole dispositive power over 2,990,659 shares of Class A Common Stock.  Due to the dispositive power over the shares of Class A Common Stock, DS&C may be deemed to beneficially own such shares, which are owned by clients of DS&C.  The percentage of class beneficially owned is as reported in such Schedule 13G and is as of December 31, 2007.

(2)
Based solely on a Schedule 13G/A, filed on February 14, 2008, NWQ Investment Management Company, LLC (“NWQ”) has sole voting power over 2,620,357 shares of Class A Common Stock and sole dispositive power over 2,918,057 shares of Class A Common Stock.  Due to the dispositive power over the shares of Class A Common Stock, NWQ may be deemed to beneficially own such shares, which are owned by clients of NWQ.  The percentage of class beneficially owned is as reported in such Schedule 13G/A and is as of December 31, 2007.

(3)
Based solely on a Schedule 13G/A filed on February 15, 2008, Mast Capital Management, LLC (“Mast Capital”) shares voting and dispositive power over 2,828,874 shares of Class A Common Stock with the entities and persons listed below.  The following entities and persons share voting and dispositive power with Mast Capital over the number of shares of Class A Common Stock listed below:

• Mast Credit Opportunities I Master Fund, Ltd.: 2,092,232 (sole);
• Cadogan Conferre Fund Limited: 540,352 (sole);
• Cadogan Tertius Trust: 162,290 (sole);
• Cadogan Management, LLC 702,642 (shared);
• Christopher B. Madison: 2,794,874 (shared); 34,000 (sole); and
• David J. Steinberg: 2,794,874 (shared).
Due to the voting and dispositive power over the shares of Class A Common Stock, Mast Capital may be deemed to beneficially own such shares.  The percentage of class beneficially owned is as reported in such Schedule 13G/A and is as of December 31, 2007.
(4)
Based solely on a Schedule 13G/A, filed on February 6, 2008, Dimensional Fund Advisors LP (“DFA”) has sole voting and dispositive power over 2,758,550 shares of Class A Common Stock.  Due to the dispositive power over the shares of Class A Common Stock, DFA may be deemed to beneficially own such shares, which are owned by certain investment companies and certain commingled group trusts and separate accounts for which DFA serves as investment advisor or investment manager. DFA disclaims beneficial ownership of such shares. The percentage of class beneficially owned is as reported in such Schedule 13G/A and is as of December 31, 2007.
(5)
Based solely on a Schedule 13G, filed on February 14, 2008, Aegis Financial Corporation (“AFC”) has sole voting and dispositive power over 2,086,710 shares of Class A Common Stock.  Additionally, the following individuals have shared voting and dispositive power and/or sole voting and dispositive power over the shares of Class A Common Stock listed below:

• William S. Berno: 2,086,710 (shared); and
• Scott L. Barbee: 2,086,710 (shared); 23,213 (sole).
The percentage of class beneficially owned is as reported in such Schedule 13G and is as of December 31, 2007.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

As of the date of this proxy statement, our Board of Directors consists of twelve members and is divided into three classes.  Each director is elected to serve for a three-year term and until the director’s successor has been duly elected.  The current three-year terms of our directors expire in the years 2008, 2009 and 2010.

Our Board of Directors has determined that each of our current directors, except for Vincent T. Donnelly and James F. Malone, III, meets the definition of “independent director” under the applicable listing standards of The NASDAQ Global Market and the American Stock Exchange.  Mr. Donnelly is an executive officer of the Company and Mr. Malone is a partner in a law firm with which we do business.  See “Certain Relationships and Related Transactions” for more information.

The Board of Directors met eight times in 2007.  The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Strategy and Operations Committee.  During 2007, each director attended at least 75% of the total number of meetings of the Board of Directors and all committees on which the director served.  The Board of Directors has adopted a policy that all directors make a reasonable effort to attend each annual meeting of shareholders.  At the time of last year’s Annual Meeting, we had twelve directors, all of whom attended the Annual Meeting.

During 2007, our Board of Directors met three times in executive session without management present.  Our Board’s policy is for the independent directors to meet in executive session at least two times a year.

We have a Business Ethics and Practices Policy that covers all officers and employees and an additional Code of Ethics for the Chief Executive Officer and Senior Financial Officers.  We also have a separate Code of Ethics for Directors.  Copies of our ethics policies can be found on our website at www.pmacapital.com.  Any amendment to or waiver of the provisions of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers must be disclosed on our website at www.pmacapital.com.  There have not been any such amendments or waivers.

The Board of Directors has also implemented a process by which our shareholders can send communications to the Board.  All communications should be sent to PMA Capital Corporation Board of Directors, c/o Corporate Secretary, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.  The Secretary will review the communication and forward it directly to the Chairman of the Board or to any individual director named in such communication, unless the communication is hostile, illegal or otherwise inappropriate, in which case the Secretary has the discretion to discard the communication.  Any communications regarding accounting, internal accounting control or auditing matters that are submitted to the Secretary will be forwarded to the Chairman of the Audit Committee.  Shareholders may also utilize our AlertLine to anonymously forward complaints to our Audit Committee.  Information regarding the AlertLine is available on our website at www.pmacapital.com.

COMMITTEES OF THE BOARD

Audit Committee

Peter S. Burgess, Charles T. Freeman, L.J. Rowell, Jr. and Neal C. Schneider are the members of the Audit Committee.  Mr. Burgess is the Chairman.  The Audit Committee met eight times in 2007.  Each of the members of the Audit Committee is independent as defined in the applicable listing standards of The NASDAQ Global Market and the American Stock Exchange.  Our Board of Directors has determined that Messrs. Burgess and Schneider meet the Securities and Exchange Commission’s criteria of “audit committee financial experts” based on each of their extensive experience in public accounting, including acting as accounting firm audit partners for many insurance and financial services clients.  The Audit Committee’s charter is available on our website at www.pmacapital.com.  The Audit Committee’s duties, which are included in its written charter, include:

●	Reviewing with management and the independent auditor the audited annual financial statements and the unaudited quarterly financial statements;

●
In consultation with the independent auditor, management and the internal auditor, reviewing the integrity of our financial reporting processes as well as the adequacy of internal controls with respect to those processes;

●	Reviewing any material changes to our accounting principles and practices;

●	Selecting, evaluating and, where appropriate, replacing our independent auditor, and approving the independent auditor’s fees;

●	Reviewing with our independent auditor the written statement regarding their independence; and

●	Pre-approving all audit and permitted non-audit services performed by our independent auditor, which pre-approval may be delegated to one or more Audit Committee members.

Compensation Committee

Messrs. Burgess and Rowell, Patricia A. Drago and J. Gregory Driscoll are the members of the Compensation Committee.  Mr. Rowell is the Chairman.  Each of the members of the Compensation Committee is independent as defined in the applicable listing standards of The NASDAQ Global Market and the American Stock Exchange.  The Compensation Committee met eight times in 2007.  The Compensation Committee’s charter is available on our website at www.pmacapital.com.  The Compensation Committee’s duties include:

●	Reviewing and approving the compensation of our executive officers, including our Chief Executive Officer;

●	Approving the grant of awards under our equity incentive plans;

●	Establishing performance goals for executive officer incentive-based cash compensation and determining whether the performance goals have been met; and

●	Establishing performance goals for awards under our equity incentive plans and confirming the achievement of such goals.

For a description of the processes and procedures for consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “Director Compensation,” respectively.  The Compensation Committee has the authority to determine the compensation of the Chief Executive Officer and approve the compensation recommendations of the Chief Executive Officer with respect to the other executive officers and makes recommendations to the full Board of Directors regarding director compensation.  The Compensation Committee may delegate its authority to subcommittees, including subcommittees consisting solely of one or more employees of the Company, in each case to the extent permitted by applicable law.  The Compensation Committee has engaged from time to time an independent compensation consultant to perform a competitive compensation analysis of senior management base salary, annual incentive, long-term incentive and total direct compensation.  Towers Perrin last performed this review in January 2007, which included a review of data in both the property casualty insurance and financial services industries.

Compensation Committee Interlocks and Insider Participation

Messrs. Burgess, Driscoll and Rowell and Ms. Drago were the members of the Compensation Committee during 2007.  None of these individuals has ever been an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K.  In addition, there were no relationships that would require disclosure under Item 407(e)(4) of Regulation S-K in 2007.

Nominating and Corporate Governance Committee

James C. Hellauer, John D. Rollins, Roderic H. Ross and Mr. Schneider are the members of the Nominating and Corporate Governance Committee.  Mr. Ross is the Chairman.  The Nominating and Corporate Governance Committee met five times in 2007.  Each of the members of the Nominating and Corporate Governance Committee is independent as defined in the applicable listing standards of The NASDAQ Global Market and the American Stock Exchange.  The Nominating and Corporate Governance Committee’s charter is available on our website at www.pmacapital.com.  The Nominating and Corporate Governance Committee is responsible for, among other things:

●	Nominating candidates to stand for election to the Board of Directors at the Annual Meeting;

●	Recommending candidates to fill vacancies on the Board of Directors between meetings of shareholders;

●	Establishing the criteria and qualifications for directors;

●	Developing and recommending to the Board corporate governance guidelines;

●	Reviewing the Board’s committee structures and recommending committee members; and

●	Maintaining procedures for shareholder recommendations of nominees to the Board.

The Nominating and Corporate Governance Committee has developed policies and procedures with respect to the minimum qualifications, specific qualifications and skills director nominees must possess.  Specifically, each nominee must:

●	Have relevant business management, financial, investment and/or professional experience, industry knowledge and strategic planning capabilities;

●	Have a demonstrated history of integrity and ethics in his/her personal and professional life and an established record of professional accomplishment in his/her chosen field;

●	Not have a conflict of interest that impedes the proper performance of the responsibilities of a director;

●	Be willing to serve on the Board for a period of no less than two three-year terms;

●
Be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the Board and the committees of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit his or her ability to do so; and

●	Be willing to make, and be financially capable of making, a reasonable investment in the Company’s stock given his or her financial circumstances.

Additionally, except as approved by the Nominating and Corporate Governance Committee, no nominee may (i) simultaneously serve on the boards of more than three publicly traded companies or (ii) stand for election to the Board after his or her 72nd birthday.  Given their extensive contributions to the Board and in order to provide for appropriate transition planning, the Nominating and Corporate Governance Committee previously agreed to permit each of Messrs. Ross and Rowell, who are over the age of 72, to stand for reelection for one additional term, which terms expire at the 2008 Annual Meeting and the 2009 Annual Meeting, respectively.

Our directors and management suggest potential nominees to the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee reviews the qualifications of the suggested persons and identifies those which merit further investigation.  The Committee then conducts a review of the candidates, which includes personal interviews and background checks, and recommends nominees to the Board.  The Nominating and Corporate Governance Committee has not previously used a search firm, although it has discretion to do so.  The Nominating and Corporate Governance Committee will consider shareholder suggestions for the nomination of directors if a shareholder is a shareholder of record at the time of giving the notice and is entitled to vote for the election of directors at an annual meeting, and the recommended nominee otherwise meets all criteria and qualifications established for directors.  Although shareholders may suggest nominees at any time, in order for a nomination to be considered for an annual meeting, the nominating shareholder must provide our Corporate Secretary notice of the nomination no later than the close of business on the 90th day before the date of our proxy statement for the previous year’s annual meeting.  The notice should be sent to PMA Capital Corporation, c/o Corporate Secretary, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.  The notice must provide:

●	The nominee’s full name and current address;

●
All information required to be disclosed in the solicitation of proxies for election of directors, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934;

●	The nominee’s written consent to serve as a director, if elected;

●	The name of the nominating shareholder, and the beneficial owner, if different;

●	The number of shares which are owned of record or beneficially by the nominating shareholder; and

●	A description of all arrangements and understandings between the nominating shareholder and any beneficial owner and any other person or persons pursuant to which the nomination is made.

The Secretary will forward shareholder nominations to the Nominating and Corporate Governance Committee for its review.  The Nominating and Corporate Governance Committee may request to meet with any shareholder nominee.  If the Nominating and Corporate Governance Committee determines that a nominee should be considered as a director, it will recommend the nominee to the full Board of Directors.  The Board of Directors may accept or reject the proposed nominee.

Strategy and Operations Committee

Messrs. Driscoll, Freeman, Hellauer and Rollins and Richard Lutenski are the members of the Strategy and Operations Committee.  Mr. Hellauer is the Chairman.  The Strategy and Operations Committee met four times in 2007.  The Strategy and Operations Committee’s primary responsibilities include:

●	Overseeing Investment Policy and Guidelines for the operating companies;

●	Reviewing the performance of the investment portfolio and its compliance with the Company’s Investment Policy and Guidelines;

●	Overseeing the development of operational metrics, including performance targets, objectives or benchmarks;

●	Overseeing the development and assessment of the Company’s business strategy; and

●	Overseeing the development and review of the Company’s annual business plan.

Executive Committee

Vincent T. Donnelly, James F. Malone, III and Mr. Schneider are the members of the Executive Committee.  Mr. Malone is Chairman of the Executive Committee.  The Executive Committee did not meet in 2007.  The Executive Committee has the authority to take all actions that may be taken by the full Board of Directors between Board of Directors’ meetings consistent with Pennsylvania law and our Restated Articles of Incorporation and Bylaws.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting policies and financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

In this context, the Audit Committee has met and held discussions with management and the independent auditor.  Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.  The Audit Committee has discussed with the independent auditor the matters required to be discussed under Section 204 of the Sarbanes-Oxley Act.

In addition, the independent auditor also provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with the independent auditor their independence.  The Audit Committee has also considered the compatibility of non-audit services provided by the independent auditor with their independence.

In reliance on the reviews and discussions referred to above and other reviews and discussions the Audit Committee deemed appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee:

Peter S. Burgess (Chair)
Charles T. Freeman
L. J. Rowell, Jr.
Neal C. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

L.J. Rowell, Jr. (Chair)
Peter S. Burgess
Patricia A. Drago
J. Gregory Driscoll

ITEM 1.  ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has unanimously recommended that Peter S. Burgess, Charles T. Freeman and James C. Hellauer be nominated to new three-year terms.

Each of Messrs. Burgess, Freeman, and Hellauer has consented to serve as a director in the Class of 2011 if elected.  If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected.  Any vacancy occurring on the Board of Directors for any reason may be filled by the Board of Directors for the unexpired term.

Roderic H. Ross is not standing for re-election at the 2008 Annual Meeting.

The names of the directors who will continue in office after the Annual Meeting, together with certain information regarding them, are as follows:

Nominees for Election to Office for Terms Expiring at the 2011 Annual Meeting

Peter S. Burgess, age 65	Director since 2004

Mr. Burgess has been an advisor on technical and governance issues to insurance companies and their audit committees since 1999.  He has served as Director of Lincoln Educational Services Corp. since June 2004 and as a Trustee of John Hancock Trust I and II since June 2005.  Prior to 1999, he was an accountant and partner at Arthur Andersen LLP for 35 years.  During that time, he served as audit partner for many of its insurance company and financial services clients.

Charles T. Freeman, age 64	Director since 2005

Mr. Freeman was a Senior Vice President and Partner of Wellington Management Company, LLP and served as the lead portfolio manager of the Vanguard Windsor Fund from 1996 until his retirement in June 2004 and manager of the Vanguard Capital Value Fund from its December 2001 inception until his retirement in June 2004.

James C. Hellauer, age 69	Director since 2005

Since 1989, Mr. Hellauer has been the owner of James C. Hellauer and Associates, a management consulting firm.  From 1991 to 2006, he was an executive director of the Colmen Group, an investment banking firm.  Mr. Hellauer has served on the Board of Directors of the Philanthropic Companies from 1992 to 2006, and is currently a director of Tasty Baking Company.

Vote Requirement

The three nominees who receive the highest number of votes cast by the holders of Class A Common Stock entitled to vote will be elected as directors.  Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office with Terms Expiring at the 2009 Annual Meeting

Vincent T. Donnelly, age 55	Director since 2004

Mr. Donnelly was elected as President and Chief Executive Officer in February 2004 and served as head of the interim-Office of the President from November 2003 to February 2004.  Prior to that, he served as President and Chief Operating Officer of The PMA Insurance Group since February 1997, and has served as Executive Vice President of PMA Capital Insurance Company since November 2000. Mr. Donnelly served as Senior Vice President-Finance and Chief Actuary of The PMA Insurance Group from 1995 to 1997.

James F. Malone, III, age 64	Director since 1974

Mr. Malone has been a partner in Malone, Larchuk & Middleman, P.C., a law firm, since 1997 and from 1980 to 1997 was a partner in Dickie, McCamey & Chilcote, P.C., a law firm.

John D. Rollins, age 55	Director since 2006

Mr. Rollins is the Executive Vice President of Accretive Care, LLC, a built-for-purpose business which works with large enterprise clients to increase the value of healthcare benefits for their employees. Mr. Rollins was a former Managing Partner of Accenture, a global management consulting, technology and outsourcing company from 2001 to 2005.  He joined Arthur Andersen & Co. in 1976, and was admitted as a partner in 1986. In 1989, Mr. Rollins became a partner in Andersen Consulting upon its formation, and later continued with Accenture when it was created in 2001.  During his career, he has specialized in working with clients to identify and shape high-impact business improvement strategies, particularly in settings where information and information technologies played critical roles.

L. J. Rowell, Jr., age 75	Director since 1992

Mr. Rowell was Chairman, President and Chief Executive Officer of Provident Mutual Life Insurance Company from 1992 until his retirement in July 1996.

Directors Continuing in Office with Terms Expiring at the 2010 Annual Meeting

Patricia A. Drago, age 54	Director since 2007

Ms. Drago is the President and a principal of Drago Consulting LLC, a consulting firm focused on property and casualty strategy and operations.  Ms. Drago held this position from January 2005 to May 2006 and from November 2006 to the present.  From January 2004 to January 2005, Ms. Drago operated Drago Consulting as a sole proprietorship.  From June 2006 to October 2006, she was an Executive Vice President of GAB Robins North America, a company that provides loss adjusting and third party claims administration services to businesses, insurers and alternative risk entities.  She was Chief Executive Officer and President of Broadspire Services Inc., a third party claims administration business, from July 2003 to December 2003.  Prior to that, she had held a number of senior positions with Kemper Insurance Company, a property and casualty insurer and third party administrator, since June 2000.

J. Gregory Driscoll, age 61	Director since 2006

Mr. Driscoll is currently President and Chief Executive Officer of National Guardian Security Services, a privately held provider of security alarm installation, service and monitoring to national retail accounts.  He served as President and Chief Executive Officer of Prince Telecom, of New Castle, Delaware, the largest independent cable installation company in the country during 2005 and 2006.  He was Managing Director for Legg Mason Wood Walker, Inc., a full service investment bank and brokerage firm, from 1999 through 2002 and was Chairman of the Board of Directors of Philadelphia Gas Works,

the largest municipally owned and operated natural gas utility in the U.S., from 1997 to 2000.  Mr. Driscoll has also held various other senior positions at companies, including Sunoco, Inc., a Fortune 125 petroleum refiner and marketer in Philadelphia, Pennsylvania, where he was employed from 1965 to 1997.

Richard Lutenski, age 57	Director since 2004

Mr. Lutenski is currently the Chief Financial Officer of Ariel Holdings, Ltd., a Bermuda-based company engaged primarily in underwriting reinsurance through operating subsidiaries in Bermuda and the U.K.  Prior to that, he was Chief Financial Officer of RAM Holdings Ltd., a financial guaranty reinsurance company, from May 2004 to September 2007 and was Managing Director and Chief Operating Officer of RISC Ventures LLC, an investment and advisory firm that specializes in assessing and developing reinsurance and capital markets solutions to complex risk issues, from 2003 to 2004.  Mr. Lutenski previously held senior positions in a number of companies in the insurance, reinsurance and financial guaranty business, including Chief Financial Officer of Enhance Financial Services Group from 1999 to 2001 and Crum & Foster Insurance Group from 1995 to 1999.

Neal C. Schneider, age 63	Director since 2003

Mr. Schneider was appointed non-executive Chairman of the Board in 2003.  He was a partner in Smart and Associates, LLP, a financial, operational and technology consulting firm from July 2002 to June 2003.  Between August 2000 and June 2002, Mr. Schneider was an independent consultant.  He was a partner in Arthur Andersen LLP, serving clients in the insurance and financial services industries from September 1980 until his retirement in August 2000, serving for a period of time as a partner-in-charge of Arthur Andersen's worldwide insurance industry practice.  He has been a director of Conseco, Inc. since September 2003.

DIRECTOR COMPENSATION

The Board believes that a competitive Board compensation structure is necessary to enable us to attract, motivate and retain highly qualified individuals to serve as directors.

Our Compensation Committee reviews the fee structure of the Board of Directors on an annual basis and makes recommendations to the Board of Directors regarding any proposed changes to this fee structure.  In 2007, the Compensation Committee engaged an independent compensation consultant to analyze the fee structure of the Board of Directors.  As a result of this analysis, the Board of Directors adopted the compensation structure outlined below.

Non-Employee Director Compensation

Non-employee directors are reimbursed for expenses of meeting attendance and in 2007 were compensated according to the following schedule:

Board of Directors
Member Annual Retainer	$35,000 plus 3,000 shares of restricted stock*

All Committees other than Audit Committee and Executive Committee
Chair Annual Retainer	$10,000
Member Annual Retainer	$5,000
Meeting Fees	$1,500 per meeting

Audit Committee
Chair Annual Retainer	$20,000
Member Annual Retainer	$10,000
Meeting Fees	$1,500 per meeting

Executive Committee
Meeting Fees	$1,500 per meeting (no meetings held in 2007)

*Restrictions on shares of restricted stock lapse on the one-year anniversary of the grant date.

As a further component of its compensation structure, the Board of Directors has also provided that any non-employee director first elected to the Board of Directors after January 1, 2004 will receive shares of Class A Common Stock subject to restrictions on transfer that lapse over a three-year period equal in value to $100,000 based on the fair value of the Class A Common Stock on the date he or she is first elected to the Board, rounded to the nearest whole share.  Accordingly, on May 9, 2007, the Compensation Committee granted a restricted stock award of 9,533 shares to Ms. Drago.

The Board has also adopted share ownership requirements for the non-employee directors that require all non-employee directors to beneficially own shares of Class A Common Stock equal to 2.5 times the Board’s Annual Retainer by March 10, 2009 or within a five-year period from their first election to the Board, if after March 10, 2004.

A member who undertakes a special or a committee assignment on behalf of the Board or Committee is eligible to receive such additional fees as the Board may approve.  During 2007, no director received any fees for a special or committee assignment on behalf of the Board.

Non-Executive Chairman Compensation

In addition to receiving the retainer and meeting fees set forth above for all non-employee directors, Mr. Schneider, the non-executive Chairman of the Board of Directors, receives an annual retainer of $200,000 plus an annual equity grant of 6,000 shares of restricted stock.  Accordingly, on May 9, 2007, we granted Mr. Schneider 6,000 shares of restricted stock.  The restrictions with respect to such award will lapse on May 9, 2008.

2007 COMPENSATION OF DIRECTORS TABLE

The following table sets forth certain information regarding the compensation of the Company’s non-employee directors for 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter S. Burgess	81,000	33,050	-		-	-	-	114,050

Patricia A. Drago	43,000	59,542	-		-	-	-	102,542

J. Gregory Driscoll	61,500	61,470	-		-	-	-	122,970

Charles T. Freeman	66,500	45,920	-		-	-	-	112,420

James C. Hellauer	62,000	42,100	-		-	-	-	104,100

Richard Lutenski	43,000	33,050	-		-	-	-	76,050

James F. Malone, III	35,000	28,950	-		-	-	-	63,950

John D. Rollins	57,000	68,410	-		-	-	-	125,410

Roderic H. Ross	51,000	28,950	-		-	-	-	79,950

L. J. Rowell, Jr.	76,000	28,950	-		-	-	-	104,950

Neal C. Schneider	266,500	93,159	3,335	(3)	-	-	-	362,994

(1)
The amounts reported for stock awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123R”) and include amounts from awards granted in 2004, 2005, 2006 and 2007.  During 2007, each director received 3,000 shares of stock with restrictions that lapse in one year and had a grant date fair value of $31,470.  In addition, Ms. Drago, as a new director, received shares of stock valued at $100,000 with restrictions that lapse over three years.  In May 2007, Mr. Schneider received 6,000 shares of stock with restrictions that lapse in May 2008.  Additional information regarding restricted stock awards is included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)
As of December 31, 2007, the restricted stock held by each director was as follows: Mr. Burgess, 3,000 shares; Ms. Drago, 12,533 shares; Mr. Driscoll, 10,016 shares; Mr. Freeman, 8,183 shares; Mr. Hellauer, 6,404 shares; Mr. Lutenski, 3,000 shares; Mr. Malone, 3,000 shares; Mr. Rollins, 9,838 shares; Mr. Ross, 3,000 shares; Mr. Rowell, 3,000 shares; and Mr. Schneider, 9,000 shares.

(3)
The amounts reported for option awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, and include amounts from an award granted in 2005.  Assumptions used in this calculation for the award are included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  As of December 31, 2007, Mr. Schneider held options to purchase 12,987 shares of stock.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

The Company’s compensation program is designed to attract, retain and motivate competent, experienced and ethical executives and employees who will improve the Company’s financial performance and create value for the benefit of the Company and its shareholders.  The Company’s compensation program includes competitive base salaries and benefits, and provides cash and equity-based incentive awards for achievement of Company and individual performance goals.  The Company’s incentive compensation policies are designed to align compensation with the Company’s short- and long-term business objectives and performance and to reward executives and employees for improvement in the performance of the Company and for individual achievement with respect to specific individual objectives.  Through this compensation system, the Company seeks to align the interests of management and shareholders in building the Company’s business and improving the Company’s financial performance.

Methodology

The Compensation Committee reviews its overall philosophy and objectives regarding executive compensation with the Board of Directors, senior management and Towers Perrin, its compensation consultant.  Towers Perrin last performed an analysis of the Company’s executive compensation program in January 2007. Towers Perrin also provides to the Company employee benefits and compensation consultative services and reinsurance brokerage services. Towers Perrin has informed the Company of its procedures to avoid conflicts of interest in rendering executive consultative services. The Compensation Committee has reviewed these procedures and believes that no conflicts of interest exist in the rendering of these services. The Company’s compensation program is designed to serve the philosophy and objectives described above.

In furtherance of the Company’s objectives, the Company’s compensation program for executives consists of the following combination of fixed and variable compensation that gives the Company the flexibility to reward achievement of Company and individual objectives:

•
Base salaries for executives that are reasonably competitive with base salaries paid in the property and casualty insurance and financial services industries for comparable executive positions, taking into consideration each individual’s degree of responsibility and contribution to the achievement of the Company’s objectives.

•
Annual incentive cash bonuses that are awarded to executives based on pre-established, objective performance criteria and that take into account the executive’s individual leadership, strategic management and contribution to the Company’s performance.

•	Long-term equity-based incentives for executives that are based on pre-established objective performance criteria related to the attainment of longer term financial objectives.

The amount, form and terms of the compensation of the Chief Executive Officer are determined by the Compensation Committee.  The amount, form and terms of the compensation of the Chief Financial Officer and General Counsel are determined by the Compensation Committee, in consultation with the Chief Executive Officer.  Base salaries for other executives are determined by the Chief Executive Officer, and short- and long-term incentive plans for all other executives are approved by the Compensation Committee, based on recommendations by the Chief Executive Officer.

The Board of Directors, with the guidance of the Chairman of the Board, conducts an annual evaluation of the Chief Executive Officer’s performance and the Chief Executive Officer conducts annual evaluations of the performance of the Chief Financial Officer and the General Counsel.  In determining the amount, form and terms of the compensation of the Chief Executive Officer, the Chief Financial Officer and the General Counsel (the “Executive Officers”), the Compensation Committee considers such evaluations, and, in the case of the Chief Financial Officer and the General Counsel, the recommendations of the Chief Executive Officer.  The Compensation Committee considers and determines each compensation component separately and all components collectively in an effort to ensure that the Executive Officers are fairly compensated and challenged to meet pre-defined objectives.  The Compensation Committee also strives to compensate Executive Officers on an equitable basis taking into consideration each individual’s degree of responsibility and contribution to the achievement of the Company’s overall objectives.

With respect to other executives, including those named in the Summary Compensation Table, the amount, form and terms of their compensation are determined by the Chief Executive Officer, based upon the recommendations of their immediate supervisors and taking into account factors similar to those described above.  The Compensation Committee also generally reviews the Company’s compensation structure for executives on the basis of comparability to and competitiveness with the property and casualty insurance industry and the broader financial services industry through the benchmarking process described below.  See “Benchmarking.”

The Company also provides health and welfare benefits to its executives, including medical, dental and life insurance coverage, long-term disability and holidays and vacations, and maintains the PMA Capital Corporation Retirement Savings Plan, the PMA Capital Corporation Retirement Savings Excess Plan and the PMA Capital Corporation and Pennsylvania Manufacturers’ Association Insurance Company Amended and Restated Severance Pay Plan.  The Company does not offer any perquisites or personal benefits to the Executive Officers or other named executives that have an aggregate value of $10,000 or more.

Eligible executives, including Vincent T. Donnelly, William E. Hitselberger, Robert L. Pratter, John Santulli, III and Anthony J. Ciofani, are entitled to benefits under the PMA Capital Corporation Pension Plan and the PMA Capital Corporation Supplemental Executive Retirement Plan, which were frozen effective December 31, 2005.  Messrs. Donnelly, Hitselberger, Pratter and Ciofani are entitled to benefits under the PMA Capital Corporation Executive Management Pension Plan.  See “Post-Termination Arrangements” for a description of these plans.

In addition, the Company has entered into employment agreements with the Executive Officers because the Compensation Committee believes that they provide the necessary skills and leadership that are required for the stability and long-term growth of the Company.  See “Employment Agreements” for descriptions of these employment agreements.

Benchmarking

In determining total direct compensation (base salary, annual cash bonus and equity awards) and the balance between the different components of total direct compensation, the Compensation Committee and management, with the assistance of Towers Perrin, reviewed the following sources, which include data regarding the compensation paid by others in the property and casualty insurance industry and the broader financial services industry.

•	Mercer Human Resource Consulting’s 2006 Property & Casualty Insurance Compensation Survey – Corporate & Executive Management Survey;

•	Watson Wyatt Data Services’ 2006/2007 Survey of Management Compensation in the Insurance Industry – Report in Property & Casualty Positions; and

•	Towers Perrin’s 2006 Financial Services Industry Executive Compensation Database.

In addition, data for the following peer companies were considered:  Arch Capital Group Ltd., Argonaut Group Inc., Delphi Financial Group Inc., Erie Indemnity Company, Harleysville Group Inc., HCC Insurance Holdings Inc., Infinity Property and Casualty Corp., Old Republic International Corp., Philadelphia Consolidated Holding Corp., Selective Insurance Group Inc., Stewart Information Services Corp., United Fire & Casualty Co., Unitrin Inc. and Zenith National Insurance Corp. (collectively, the “Peer Companies”).  The Peer Companies were selected based on their industry profiles and the nature of their operations in relation to the Company.  The Compensation Committee, in consultation with its compensation consultant and management, periodically assesses the relevancy of the Peer Companies and makes changes where appropriate.  The Company assesses each executive’s aggregate compensation against the mean of the aggregate compensation paid by companies in the property and casualty insurance and financial services industries and the Peer Companies for comparable executive positions to determine the competitiveness of its pay program and whether it fairly compensates executives for achieving pre-established objectives.

Base Salary

In determining base salaries, the Compensation Committee considers each Executive Officer’s value to the Company, experience in the industry and/or functional expertise and performance with the Company.  The Compensation Committee also considers the base salary levels in effect for comparable executive officer positions in the property and casualty insurance and financial services industries and the Peer Companies.  With respect to the Chief Financial Officer and the General Counsel, the Compensation Committee also considers the recommendations of the Chief Executive Officer.  Base salaries for all other executives are determined by the Chief Executive Officer based on the methods described above.  Information regarding the base salaries earned by each of the named executive officers in 2007 is set forth in the Summary Compensation Table and discussed under “Compensation of Named Executive Officers.”

Incentive Plans

In March 2007, the Compensation Committee approved the 2007 Officer Annual Incentive Compensation Plan, a short-term incentive program for PMA Capital Corporation and The PMA Insurance Group executives, other than the Executive Officers, who have different arrangements specified in their employment agreements.  The 2007 Officer Annual Incentive Compensation Plan provided for an aggregate cash incentive award to participants targeted at 15% of the participants’ base salaries based on the Company’s achievement of specific results for the year ended December 31, 2007 in relation to The PMA Insurance Group’s pre-tax operating income, direct premiums written, service revenue written and underwriting expense ratio.  The 2007 Officer Annual Incentive Compensation Plan was designed to reward participating executives for Company and individual performance related to those measures.  The Company accrues funding for the plan, and creates a “pool” for distribution to participants based on performance related to specified company objectives.  Individual awards, which can range from 0% to 150% of the pool percentage award, are determined on the basis of individual performance relative to specific personal objectives.

Pursuant to the terms of their employment agreements, the targets for annual incentive compensation for the Chief Executive Officer, the Chief Financial Officer and the General Counsel for the year ended December 31, 2007 ranged from 45% to 55%, 35% to 40% and 20% to 25% of base salary, respectively, based upon achievement of specific financial results of PMA Capital that are consistent with the 2007 Officer Annual Incentive Compensation Plan financial objectives and personal objectives related to their positions.  For a description of these objectives, see “Compensation of Named Executive Officers.”

In March 2007, the Compensation Committee approved the 2007 Officer Long Term Incentive Plan, long-term incentive plan pursuant to which, if after-tax return on equity of PMA Capital Corporation’s ongoing operations for the year ended December 31, 2009 is within a specific range, Class A Common Stock will be awarded in 2010 to PMA Capital Corporation and The PMA Insurance Group

executives, other than the Executive Officers.  Under the 2007 Officer Long Term Incentive Plan, the target amount for Messrs. Santulli and Ciofani was 30% of base salary.  The Executive Officers do not participate in the 2007 Officer Long Term Incentive Plan.  Pursuant to the terms of their employment agreements, the targets for long-term incentive compensation to be paid in Class A Common Stock in March 2010 to the Chief Executive Officer, the Chief Financial Officer and the General Counsel ranged from 100% to 120%, 65% to 78% and 40% to 48% of base salary, respectively, if after-tax return on equity is within a specific range.

The Compensation Committee believes that three years is an appropriate time period for the long-term incentive compensation incentives described above based upon the nature of the Company’s insurance business and because it is tied to the time period covered by the Company’s strategic planning process.  The Compensation Committee also believes that after-tax return on equity is an appropriate metric for long-term equity incentives because it reflects the return on the capital invested in our business.

All of the short- and long-term incentive plan objectives contained in the incentive plans require improvements in the Company’s recent operating and net income results.  The Compensation Committee believes that these objectives are challenging but achievable.

In February 2008, the Compensation Committee approved the 2008 Officer Annual Incentive Compensation Plan and the 2008 Officer Long Term Incentive Plan for PMA Capital Corporation and The PMA Insurance Group officers and established financial and individual objectives for the annual incentive and long-term incentive arrangements under the employment agreements with Messrs. Donnelly and Hitselberger that are consistent with the 2008 Officer Annual Incentive Compensation Plan and the 2008 Officer Long Term Incentive Plan.  These plans and arrangements are similar to the 2006 and 2007 plans and arrangements and provide an opportunity for cash bonuses in March 2009 and stock awards in 2011.

Information regarding cash incentive bonuses and restricted stock paid or awarded to each of the named executive officers in 2007 is set forth in the Summary Compensation Table and the 2007 Grant of Plan-Based Awards Table.

Cash Incentive Bonus

In March 2008, the Compensation Committee reviewed and assessed the achievement of the performance objectives set for the Executive Officers, which took into consideration Mr. Donnelly’s assessment of the performance of Messrs. Hitselberger and Pratter; Mr. Donnelly also reviewed and assessed the achievement of the performance objectives set for Messrs. Santulli and Ciofani.   A determination was made as to what portion of the objectives had been achieved by each of them.  The incentive cash bonuses paid to each of Messrs. Donnelly, Hitselberger, Pratter, Santulli and Ciofani are set forth in the Summary Compensation Table and described under “Compensation of Named Executive Officers.”

Cash bonuses attributable to 2007 performance were paid in March 2008, pursuant to the 2007 Executive Incentive Compensation Plan and employment agreements with the Executive Officers.

Equity Awards

The Compensation Committee administers the Company’s equity incentive plans.  No equity awards will be made in connection with the 2006 and 2007 Officer Long Term Incentive Plans until 2009 and 2010.  Pursuant to the 2005 Executive Incentive Compensation Plan, stock options were granted in March 2005 that vested 50% on March 15, 2006 and 50% on March 15, 2007 and restricted stock awards attributable to 2005 performance were made in March 2006 and vested on March 15, 2007.

The Compensation Committee believes that executives should own stock of the Company to align their interests with those of the Company’s shareholders.  Grants of stock, stock options, restricted stock and/or other equity awards provide this opportunity and also add an additional long-term incentive to executives and other key employees to further the Company’s growth, development and financial success.  The Compensation Committee has a policy of considering on an annual basis the extent to which grants under the Company’s equity incentive plans should be a component of the incentive compensation of the Company’s executives.  For 2007, the Compensation Committee decided not to issue stock options as part of its incentive programs, based upon its judgment that a combination of cash and other equity awards was a more effective approach to achieve the purposes of the 2007 incentive plans.

All equity awards must be made pursuant to and consistent with the terms of a shareholder approved equity plan.  The Compensation Committee has the exclusive authority to grant awards to Section 16 Reporting Persons (“Reporting Persons”) and may also grant awards to others.  Such grants for Executive Officers other than the Chief Executive Officer are based on recommendations by the Chief Executive Officer, in accordance with the provisions of the individual employment agreements.  In no event may the date of grant of an award by the Compensation Committee be prior to the date of the Compensation Committee’s approval.  The date of grant for persons eligible to receive an “annual award” as determined by the Compensation Committee is March 15 (or, if March 15 is not a business day, the business day immediately preceding March 15).

At the time of the award, the Compensation Committee establishes the material terms of the award, including, but not limited to: the number of shares subject to the award; the vesting schedule of the award, if any; in the case of an option grant, whether the award is intended to qualify as an Incentive Stock Option; and in the case of an option grant, the exercise price of the award (collectively, the “Material Award Terms”).

The Compensation Committee may also approve a number, or pool, of shares that the Chief Executive Officer has the authority to grant to non-Reporting Persons.  The Chief Executive Officer shall clearly indicate the date on which an award is being granted.  In no event may the date of grant of an award by the Chief Executive Officer be prior to the date of the Chief Executive Officer’s approval and transmittal of written notice of the grant to the Chief Financial Officer and the General Counsel.  The Material Award Terms are determined at the time the award is made.

In the event of a grant of an award to a new hire, the grant date shall not be earlier than the employment commencement date.  In the event of a grant of an award pursuant to the renewal of a contract, the grant date shall be the later of the effective date of the renewal or the date of the signing of the contract by both parties.  In the event of a grant of an award pursuant to a promotion, the date of the grant shall be the later of the date the employee is notified of the promotion or the effective date of the promotion.

In making grants, the Compensation Committee considers the number of shares of Class A Common Stock available for grant under the Company’s equity incentive plans and the aggregate amount of options and awards previously granted to each of the executives.  In evaluating the amount and vesting schedule of equity awards to the executives, the Compensation Committee also considers the need to provide long-term compensation opportunities to such executives.

Stock Ownership Guidelines

Beginning in 2006, employees at or above the Senior Vice President level became subject to stock retention and ownership requirements.  Under these requirements, during his or her employment, each such employed executive must retain 50% of any equity award received pursuant to the 2006 Long Term Officer Incentive Plan in 2009, and subsequent incentive plans in later years, including but not limited to awards of stock options and restricted stock, until his or her equity in the Company is equal to his or her annual base salary.  It is expected that each covered executive will meet the stock ownership level by no later than March 15, 2014.  Compliance with the requirements will be measured on January 1 of each year, using the executive’s base salary and holdings on that day and the closing stock price on the previous business day.  All stock, stock options, restricted stock and other equity held by an executive, including stock held in thrift/savings plan accounts such as the Company’s 401(k) plan, will be included in determining compliance with the stock ownership requirement.  Stock options will be valued based on the difference between the exercise price of the option and the closing stock price on the business day prior to the measurement date.  If the exercise price is higher than the closing stock price, the value of the option will be zero.  Messrs. Donnelly, Hitselberger and Pratter must also obtain approval of the Nominating and Corporate Governance Committee of the Board of Directors prior to disposing of any shares of Company stock during their employment.  Failure to comply with the stock retention and ownership guidelines will result in all future incentive compensation that the executive earns being paid in stock until the requirements are met.

In addition, under the Company’s Insider Trading Policy, no director, officer or employee may engage in speculation in or hedge any security issued by the Company or any of its subsidiaries or affiliates or any security that derives its value from the value of a security issued by the Company or any of its subsidiaries or affiliates.  Writing or trading any option, put or call on, or selling “short” such securities is deemed speculative and is prohibited.

Compensation of Named Executive Officers

Vincent T. Donnelly - President & Chief Executive Officer

In evaluating Mr. Donnelly’s base salary for 2007, the Compensation Committee considered a variety of factors, including his long-term contributions to the Company, his strategic leadership, his relationships with the Company’s customers and distribution force and his stature in the insurance industry.  The Compensation Committee also reviewed the survey data described above on base salaries in the property and casualty insurance industry, the broader financial services industry and the Peer Companies for chief executive officers and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, the Compensation Committee determined that Mr. Donnelly’s annual base salary should be $715,000.

In evaluating Mr. Donnelly’s non-equity incentive compensation for the year ended December 31, 2007, the Compensation Committee reviewed the performance goals set in March 2007, which included the attainment of a combination of certain quantitative financial measures, including with respect to the pre-tax operating income of the Company and The PMA Insurance Group and revenues, and other specified objectives.  Based upon Mr. Donnelly’s performance with respect to these performance goals, the Compensation Committee awarded him a cash bonus of $212,692, or 30% of base salary.  Based on the survey data described above, the Company believes that the total cash compensation paid to Mr. Donnelly for 2007 did not exceed the mean amount paid to chief executive officers by the Peer Companies.

William E. Hitselberger - Executive Vice President & Chief Financial Officer

In evaluating Mr. Hitselberger’s base salary for 2007, the Compensation Committee, in consultation with the Chief Executive Officer, considered a variety of factors, including his skills, experience and leadership as a Chief Financial Officer and his performance in overseeing the Run-off Operations.  The Compensation Committee and the Chief Executive Officer also reviewed the survey data described above on base salaries in the property and casualty insurance industry, the broader financial services industry and the Peer Companies for chief financial officers and second highest paid executives and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, the Compensation Committee determined that Mr. Hitselberger’s annual base salary should be $425,000.

In evaluating Mr. Hitselberger’s non-equity incentive compensation for the year ended December 31, 2007, the Compensation Committee reviewed the performance goals set in March 2007, which included the attainment of a combination of certain quantitative financial measures, including with respect to the Company’s pre-tax operating income, the risk-based capital of the Run-off Operations, the redemption/retirement of the Company’s convertible debt, as well as the attainment of specified individual performance objectives, including enterprise risk management and investor relations.  Based upon Mr. Hitselberger’s performance with respect to these performance goals, the Compensation Committee awarded him a cash bonus of $81,812, or 19% of base salary.  Based on the survey data described above, the Company believes that the total cash compensation paid to Mr. Hitselberger for 2007 did not exceed the mean amount paid to chief financial officers and second highest paid executives by the Peer Companies.

Robert L. Pratter - Senior Vice President & General Counsel

In evaluating Mr. Pratter’s base salary for 2007, the Compensation Committee, in consultation with the Chief Executive Officer, considered a variety of factors, including his skills, experience and leadership as a General Counsel and chief legal officer and his knowledge of the Company’s legal matters.  The Compensation Committee and the Chief Executive Officer also reviewed the survey data described above on base salaries in the property and casualty insurance industry, the broader financial services industry and the Peer Companies for general counsels and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, the Compensation Committee determined that Mr. Pratter’s 2007 annual base salary should be $400,000.

In evaluating Mr. Pratter’s non-equity incentive compensation for the year ended December 31, 2007, the Compensation Committee reviewed the performance goals set in March 2007, which included the attainment of a certain level of pre-tax operating income by the Company and specified individual performance objectives, including with respect to litigation management, corporate ethics employee training and board governance.  Based upon Mr. Pratter’s performance with respect to these performance goals, the Compensation Committee awarded him a cash bonus of $60,000, or 15% of base salary.  Based on the survey data described above, the Company believes that the total cash compensation paid to Mr. Pratter for 2007 did not exceed the mean amount paid to chief legal executives by the Peer Companies. Mr. Pratter resigned effective March 14, 2008.

John Santulli, III - Executive Vice President

In evaluating Mr. Santulli’s base salary for 2007, management considered a variety of factors, including his leadership role in marketing the Company’s insurance business, maintaining relationships with the Company’s distribution network, retention of customers and new business development.  Management also reviewed the base salaries in the property and casualty insurance and financial services industries for executives in similar positions and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, management decided that Mr. Santulli’s annual base salary should be $270,000.

In evaluating Mr. Santulli’s non-equity incentive compensation for the year ended December 31, 2007, the Chief Executive Officer reviewed the performance goals set in March 2007, which included among other things, the attainment of certain pre-tax operating income by The PMA Insurance Group, direct premiums written, service revenue written and underwriting expense ratio, as well as the attainment of specified individual performance objectives. Based upon Mr. Santulli’s performance in light of these performance goals, management awarded him a cash bonus of $38,200, or 14% of base salary.  Based on the survey data described above, the Company believes that the aggregate compensation paid to Mr. Santulli for 2007 did not exceed the mean amount paid to executives in similar positions in the property and casualty insurance and financial services industries.

Anthony J. Ciofani - Executive Vice President & Chief Underwriting Officer

In evaluating Mr. Ciofani’s base salary for 2007, management considered a variety of factors, including his leadership role in underwriting the Company’s insurance business, retention of customers and new business development.  Management also reviewed the base salaries in the property and casualty insurance and financial services industries for executives in similar positions and the percentage relationship between base salary and short- and long-term incentive compensation.  Based upon all of these factors, management decided that Mr. Ciofani’s annual base salary should be $270,000.

In evaluating Mr. Ciofani’s non-equity incentive compensation for the year ended December 31, 2007, the Chief Executive Officer reviewed the performance goals set in March 2007, which included among other things, the attainment of certain pre-tax operating income by The PMA Insurance Group, direct premiums written, service revenue written and underwriting expense ratio, as well as the attainment of specified individual performance objectives. Based upon Mr. Ciofani’s performance in light of these performance goals, management awarded him a cash bonus of $45,500, or 17% of base salary.  In addition, as part of his promotion to Chief Underwriting Officer, Mr. Ciofani was granted 3,000 shares of restricted stock in March 2007, which vested in March 2008. Based on the survey data described above, the Company believes that the aggregate compensation paid to Mr. Ciofani for 2007 did not exceed the mean amount paid to executives in similar positions in the property and casualty insurance and financial services industries.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to public companies for compensation of over $1 million paid to a company’s chief executive officer and the four most highly compensated executives other than the chief executive officer.  However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.  We have and currently intend to structure incentive compensation to executives who may be subject to Section 162(m) in a manner that satisfies those requirements.  However, because of uncertainties as to the application and interpretation of Section 162(m) and its regulations, no assurance can be given that compensation intended to qualify as performance-based under Section 162(m) will actually do so.  Further, we reserve the authority to award non-deductible compensation in certain circumstances that we deem appropriate.

Section 409A, which was added to the Code effective January 1, 2005, imposes restrictions on nonqualified deferred compensation plans.  We believe that the Company’s nonqualified deferred compensation plans have been operated in substantial good faith compliance with Section 409A, in accordance with the statute and applicable guidance.  As required by Section 409A, the Company is in the process of reviewing all plan documents to bring the plans into full documentary compliance with Section 409A and the final regulations prior to January 1, 2009.

The Company’s nonqualified deferred compensation plans are described in more detail below.

On January 1, 2006, the Company began accounting for all share-based payments to employees, including stock options and restricted stock awards, in accordance with the requirements FAS 123R.

Post-Termination Arrangements

The Company provides the post-termination benefits described below as part of its overall compensation program.  In general, for retirement programs, the Company decided to move from defined benefit plans to defined contribution plans as of January 1, 2006 and all retirement plans were amended accordingly as of that date.

PMA Capital Corporation Pension Plan

The PMA Capital Corporation Pension Plan is a qualified defined benefit pension plan.  This plan was frozen as of December 31, 2005.  Therefore, no future benefits are earned under the plan after that date.  The benefits earned prior to January 1, 2006 are protected in accordance with applicable laws and regulations.  The accrued benefit under this plan is an integrated career pay formula.  In general, for each year of service prior to January 1, 2006, the participant earned 1.5% of compensation plus 0.3% of compensation in excess of Social Security Covered Compensation.  Benefits vest after 5 years.  Benefits are paid at retirement as an annuity.  Participants can retire with a subsidized reduced early retirement benefit at age 55 with 10 years of service or with an unreduced benefit at age 62 with 10 years of service or at normal retirement, age 65.

PMA Capital Corporation Supplemental Executive Retirement Plan

The PMA Capital Corporation Supplemental Executive Retirement Plan is a nonqualified defined benefit plan that mirrors the PMA Capital Corporation Pension Plan.  It is designed to replace the benefits that could not be provided under the qualified pension plan due to IRS limitations on compensation and benefits and due to elective deferrals under the PMA Capital Corporation Deferred Compensation Plan or PMA Capital Corporation 401(k) Excess Plan.  This plan was frozen as of December 31, 2005.  Therefore, no future accruals are earned under the plan after that date.  All plan provisions, including benefit formulas, retirement eligibilities and optional forms of benefit, are identical to the qualified pension plan.

PMA Capital Corporation Executive Management Pension Plan (“EMPP”)

The EMPP is a nonqualified retirement arrangement that was designed to provide additional accruals to mid-career executive hires who will not have 25 years of service by age 60.  There are no new participants in this plan after December 31, 2005.  As of January 1, 2006, future accruals will be earned in an account-based defined contribution plan instead of the original defined benefit EMPP.  Benefits earned on and after January 1, 2006 are based on the same contribution percentages as the retirement contribution component of the qualified PMA Capital Corporation Retirement Savings Plan (including contribution percentages for grandfathered employees) and the pay rate at the executive’s date of hire.  Benefits earned prior to January 1, 2006 are based on the same formula as the PMA Capital Corporation Pension Plan and the pay rate at the executive’s date of hire.  Since the plan is designed to provide extra accruals for mid-career executive hires, once the sum of the service under the qualified PMA Capital Corporation Pension Plan and the qualified PMA Capital Corporation Retirement Savings Plan and the EMPP exceeds 25 years, EMPP accruals are reduced.  The executive’s benefit under the EMPP is eliminated once the executive has 25 years of service from date of hire.  The plan is not funded.  The executive can direct the investment options for the contribution credits earned on or after January 1, 2006.  The executive is vested in the EMPP benefit upon attainment of age 55 with 10 years of service or with an unreduced benefit at age 62 with 10 years of service or at normal retirement, age 65.

PMA Capital Corporation Retirement Savings Plan (“RSP”)

The RSP is a qualified defined contribution plan that has two key components: (a) a 401(k) savings component with an employer match and (b) an automatic employer contribution component.  The 401(k) savings component allows employees to defer compensation on a pre-tax basis.  The Company provides a matching contribution of 100% up to the first 5% of compensation contributed by the employee.  The automatic employer contribution component provides a Company contribution regardless of whether the employee elects to contribute his or her own money.  This component was effective January 1, 2006 upon the changes to the defined benefit pension plans.  In general, the Company contribution is a percentage of pay based on the employee’s age each year (2% for employees under 30, 3% for employees age 30-44, 4% for employees age 45-54 and 5% for employees age 55 or older).  However, all employees who were at least age 50 with 5 or more years of service as of December 31,

2005 were designated as grandfathered employees.  Grandfathered employees receive a higher Company contribution to help replace some of the benefit lost at the time of the pension plan freeze.  The Company contributions are also based on the grandfathered employee’s age each year (6% for ages 50-54, 8% for ages 55-59 and 10% for ages 60 or older).  Employees must complete one year of service to be eligible to participate in the RSP.  For years prior to and including 2006, Company contributions vested after 5 years.  For years after 2006, a five-year graduated vesting schedule is in place.

PMA Capital Corporation Retirement Savings Excess Plan (“RSEP”)

The RSEP is a nonqualified defined contribution plan with contribution formulas that mirror the RSP.  Just like the RSP, which is a qualified plan, the RSEP consists of two components – the 401(k) Excess Savings account and the Excess Retirement Contribution account.  The RSEP is designed to replace benefits that cannot be provided in the qualified RSP primarily due to:  IRS limitations on pay that can be recognized in a qualified plan (i.e., $225,000 for 2007); and IRS limitations on pre-tax elective deferrals to a qualified 401(k) plan (i.e., $15,500 for 2007).  In general, the key provisions of the RSEP are identical to the key provisions of the qualified RSP except that Company 401(k) contribution credits are immediately vested.

PMA Capital Corporation Deferred Compensation Plan

The PMA Capital Corporation Deferred Compensation Plan was terminated in 2005.  All deferred compensation balances that still existed upon the plan’s termination will be paid out to the respective officers prior to the end of 2008.

PMA Capital Corporation and Pennsylvania Manufacturers’ Association Insurance Company Amended and Restated Severance Pay Plan (“Severance Plan”)

The Severance Plan provides for the payment of severance benefits to certain employees whose employment is terminated without cause.  Under the Severance Plan, executives receive a single lump-sum payment equal to two weeks of base salary for each full year of service, with a minimum of four weeks of pay and a maximum of 26 weeks of pay, and any unvested portion of their PMA Capital Corporation Retirement Savings Plan account, less appropriate taxes.  In addition, if an executive is eligible for and elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company subsidizes COBRA premiums for two weeks for each full year of service, with a minimum of four weeks and a maximum of 26 weeks.

In addition, the Company has entered into employment agreements with certain of its executive officers which provide severance benefits.  See “Employment Agreements” for a discussion of these agreements. Severance benefits under the employment agreements shall be offset by any severance pay or benefits that are paid to these executive officers under the Severance Plan.

The Compensation Committee evaluates the post-service arrangements and benefits of the executives and their reasonableness in light of practices at comparable companies and any benefits received by the Company in connection with such arrangements.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers of the Company and its principal subsidiaries, other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)

Vincent T. Donnelly	2007	696,250		320,366	22,490	212,692	-	(6)	97,669	1,349,467
President and Chief Executive Officer	2006	685,077	-	333,897	208,471	313,605	-	(6)	80,927	1,621,977

William E. Hitselberger	2007	425,000		144,099	8,547	81,812	-	(7)	45,082	704,540
Executive Vice President and Chief Financial Officer	2006	425,000	-	194,194	80,350	116,875	7,820	(7)	32,400	856,639

Robert L. Pratter (5)	2007	400,000		84,540	7,840	60,000	-	(8)	546,055	1,098,435
Senior Vice President, General Counsel and Secretary	2006	395,077	-	116,780	60,086	83,200	73,780	(8)	62,912	791,835

John Santulli, III	2007	261,667		34,895	2,331	38,200	-	(9)	31,094	368,187
Executive Vice President, The PMA Insurance Group	2006	260,000	-	30,134	16,484	33,000	6,304	(9)	28,713	374,635

Anthony J. Ciofani	2007	236,458	-	47,546	1,223	45,500	-	(10)	23,592	354,319
Executive Vice President & Chief Underwriting Officer, The PMA Insurance Group

(1)
The amounts reported for stock awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123R, and include amounts from restricted stock awards granted in 2004, 2006 and 2007 and estimated amounts related to the 2007 and 2006 Officer Long Term Incentive Plans.  Estimated Officer Long Term Incentive Plan amounts included in 2007 and 2006 were as follows:  Mr. Donnelly, $276,000 and $138,000; Mr. Hitselberger, $110,500 and $55,250; Mr. Pratter, $64,000 and $32,000; and Mr. Santulli, $31,200 and $15,600, respectively.  The estimated Officer Long Term Incentive Plan amount included in 2007 was $23,910 for Mr. Ciofani. Additional information regarding restricted stock awards and the Officer Long Term Incentive Plans is included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)
The amounts reported for option awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123R, and include amounts from awards granted in 2002, 2003, 2004 and 2005.  Assumptions used in these calculations for awards granted in 2002, 2003 and 2004 are included in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2004, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Assumptions used in these calculations for awards granted in 2005 are included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	Represents actual payments to named executive officers made in March 2008 and March 2007 under employment agreements and the 2007 and 2006 Officer Annual Incentive Compensation Plans.

(4)	The following table sets forth the elements of All Other Compensation.

Name	Year	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($) (a)	Severance Payments / Accruals ($)		Vacation Paid ($)	Total ($)
Vincent T. Donnelly	2007	7,157	90,512	-		-	97,669
	2006	4,713	76,214	-		-	80,927

William E. Hitselberger	2007	6,832	38,250	-		-	45,082
	2006	4,400	28,000	-		-	32,400

Robert L. Pratter	2007	6,055	60,000	480,000	(b)	-	546,055
	2006	3,651	59,261	-		-	62,912

John Santulli, III	2007	2,311	28,783	-		-	31,094
	2006	-	28,713	-		-	28,713

Anthony J. Ciofani	2007	2,311	21,281	-		-	23,592

(a)	Includes contributions to both nonqualified retirement and savings plans (included in the 2007 Nonqualified Deferred Compensation Table) and contributions to qualified retirement and savings plans.
(b)	To be paid in 2008 and 2009.

(5)	Mr. Pratter resigned effective March 14, 2008.

(6)
The actuarial valuation of Mr. Donnelly’s pension decreased by $31,545 and $4,720 during 2007 and 2006, respectively, which were excluded from these calculations; his nonqualified deferred compensation earnings were $13,720 and $18,663 for 2007 and 2006, respectively.

(7)
The actuarial valuation of Mr. Hitselberger’s pension decreased by $6,260 during 2007, which was excluded from this calculation, and increased by $7,820 during 2006; his nonqualified deferred compensation earnings were $11,017 and $17,122 for 2007 and 2006, respectively.

(8)
The actuarial valuation of Mr. Pratter’s pension decreased by $41,597 during 2007, which was excluded from this calculation, and increased by $73,780 during 2006; his nonqualified deferred compensation earnings were $11,936 and $21,540 for 2007 and 2006, respectively.

(9)
The actuarial valuation of Mr. Santulli’s pension decreased by $8,918 during 2007, which was excluded from this calculation, and increased by $6,304 during 2006; his nonqualified deferred compensation earnings were $4,824 and $10,065 for 2007 and 2006, respectively.

(10)	The actuarial valuation of Mr. Ciofani’s pension decreased by $744 during 2007, which was excluded from this calculation; his nonqualified deferred compensation earnings were $408 for 2007.

2007 GRANT OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information regarding grants of awards to named executive officers in 2007 under any plan pursuant to which cash, securities or any other property may be received.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Vincent T. Donnelly	3/15/2007	3/12/2007	155,250	310,500	379,500	345,000	690,000	828,000	-	276,000

William E. Hitselberger	3/15/2007	3/12/2007	74,375	148,750	170,000	138,125	276,250	331,500	-	110,500

Robert L. Pratter	3/15/2007	3/12/2007	40,000	80,000	100,000	80,000	160,000	192,000	-	64,000

John Santulli, III	3/15/2007	3/12/2007	8,775	39,000	52,000	39,000	78,000	93,600	-	31,200

Anthony J. Ciofani	3/15/2007	3/12/2007	7,425	33,000	44,000	33,000	66,000	79,200	3,000	49,865

(1)
The Estimated Future Payouts shown represent threshold, target and maximum payout potentials.  The actual payouts were made in March 2008 and appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
In March 2007, the Compensation Committee of the Board of Directors granted long-term incentive compensation awards payable in the event the Company achieves a certain return-on-equity (“ROE”) goal in 2009.  The Estimated Future Payouts shown represent threshold, target and maximum payout potentials.  In the event the Company meets or exceeds the performance criteria, Class A Common Stock will be awarded.  These long-term awards are not guaranteed; no payments will be made unless the predetermined measures are achieved at the end of the three year measurement period. The actual number of shares of Class A Common Stock will be determined by dividing the payout by the closing sales price of the Company’s Class A Common Stock on the date of the grant.

(3)
The amounts reported for Grant Date Fair Value of Stock and Option Awards reflect the dollar amount calculated in accordance with FAS 123R for restricted stock granted in 2007 and estimated amounts related to the 2007 and 2006 Officer Long Term Incentive Plans.  Estimated 2007 Officer Long Term Incentive Plan amounts included were as follows:  Mr. Donnelly, $138,000; Mr. Hitselberger, $55,250; Mr. Pratter, $32,000; Mr. Santulli, $15,600; and Mr. Ciofani, $13,200.  Estimated 2006 Officer Long Term Incentive Plan amounts included were as follows:  Mr. Donnelly, $138,000; Mr. Hitselberger, $55,250; Mr. Pratter, $32,000; Mr. Santulli, $15,600; and Mr. Ciofani, $10,700.  Additional information regarding restricted stock awards and the 2007 and 2006 Officer Long Term Incentive Plans is included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For a description of the material terms of employment agreements with the named executive officers, see “Employment Agreements.”  For a description of the terms of the awards reported in the 2007 Grant of Plan-Based Awards Table, see “Compensation Discussion and Analysis – Incentive Plans.”  For an explanation of the amount of salary and bonus in proportion to total compensation, see “Compensation Discussion and Analysis.”

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth certain information regarding unexercised options, stock that has not vested, and equity incentive plan awards for the named executive officers outstanding as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Vincent T. Donnelly	20,000			17.00	2/4/2008
	20,000			19.50	2/3/2009
	25,000			21.50	2/2/2010
	25,000			20.00	2/7/2011
	25,000			19.50	2/6/2012
	67,000			9.14	5/28/2013
	405,350			7.02	5/6/2014
	60,909			7.87	3/15/2015
									690,000

William E. Hitselberger	6,000			17.00	2/4/2008
	6,000			19.50	2/3/2009
	6,000			21.50	2/2/2010
	7,000			18.00	2/7/2011
	5,000			19.50	2/6/2012
	20,000			19.50	6/13/2012
	23,600			9.14	5/28/2013
	128,500			7.02	5/6/2014
	24,838			7.87	3/15/2015
									276,250

Robert L. Pratter	10,000			20.44	6/23/2009
	25,000			21.50	2/2/2010
	12,500			20.00	2/7/2011
	25,000			19.50	2/6/2012
	25,000			9.14	5/28/2013
	75,750			7.02	5/6/2014
	19,740			7.87	3/15/2015
									160,000

John Santulli, III	11,000			17.00	2/4/2008
	11,000			19.50	2/3/2009
	10,000			21.50	2/2/2010
	10,000			18.00	2/7/2011
	5,000			19.50	2/6/2012
	2,888			5.78	3/10/2014
	12,623			7.87	3/15/2015
									78,000

Anthony J. Ciofani	2,500			21.50	5/15/2010
	3,000			18.00	2/7/2011
	11,400			5.78	3/10/2014
	6,623			7.87	3/15/2015
						3,000	(2)	24,660	59,775

(1)
In March 2006 and 2007, the Compensation Committee of the Board of Directors granted long-term incentive compensation awards payable in the event the Company achieves certain ROE goals in 2008 and 2009.  The Estimated Future Payouts shown represent the threshold payout potentials under the Plans.  In the event the Company meets or exceeds the performance criteria, Class A Common Stock will be awarded.  These long-term awards are not guaranteed; no payments will be made unless the predetermined measures are achieved at the end of the three year measurement period. The actual number of shares of Class A Common Stock will be determined by dividing the payout by the closing sales price of the Company’s Class A Common Stock on the date of the grant.

(2)	Vested on March 15, 2008.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information regarding exercise of stock options, SARs and similar instruments, vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2007 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vincent T. Donnelly	-	-	21,757	188,307

William E. Hitselberger	-	-	16,477	142,608

Robert L. Pratter	-	-	10,073	87,182

John Santulli, III	-	-	1,812	15,683

Anthony J. Ciofani	-	-	1,467	12,697

2007 PENSION BENEFITS TABLE

The following table sets forth certain information regarding plans that provide for payments or other benefits at, following or in connection with retirement.
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Vincent T. Donnelly	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan PMA Capital Corp Executive Management Pension Plan	14 14 10	278,831 358,194 190,861	- - -

William E. Hitselberger	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan PMA Capital Corp Executive Management Pension Plan	10 10 12	141,787 57,778 127,019	- - -

Robert L. Pratter	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan PMA Capital Corp Executive Management Pension Plan	7 7 9	244,660 203,654 476,545	- - -

John Santulli, III	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan	24 24	393,815 34,753	- -

Anthony J. Ciofani	PMA Capital Corp Pension Plan PMA Capital Corp Supplemental Executive Retirement Plan PMA Capital Corp Executive Management Pension Plan	6 6 8	58,391 71 69,324	- - -

(1)
As of December 31, 2007, the number of years of credited service for the PMA Capital Corporation Pension Plan and the PMA Capital Corporation Supplemental Executive Retirement Plan is two years less than the actual number of years of service with the Company, since future benefit accruals for both of these plans were eliminated as of December 31, 2005.  The number of years of credited service under the PMA Capital Corporation Executive Management Pension Plan for participants with less than 12.5 years of service with the Company equals years of service with the Company.  For all other participants, it equals 25 minus years of service with the Company.

(2)
The assumptions used to calculate Present Value of Accumulated Benefits for the 2007 Pension Benefits Table were:  Discount rate - 6.5%; Retirement age - 62; termination and disability rates - none; form of payment - single life annuity.  See “Compensation Discussion and Analysis’’ for additional information regarding the provisions of each plan.

For a description of the PMA Capital Corporation Pension Plan, the PMA Capital Corporation Supplemental Executive Retirement Plan and the PMA Capital Corporation Executive Management Pension Plan and their purposes, see “Compensation Discussion and Analysis – Post-Termination Arrangements.”

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth certain information regarding defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
Vincent T. Donnelly	14,312	61,262	13,720	-	308,372

William E. Hitselberger	18,500	19,514	11,017	-	181,359

Robert L. Pratter	3,750	26,250	11,936	-	213,522

John Santulli, III	1,694	4,033	4,824	-	94,054

Anthony J. Ciofani	5,781	3,656	408	-	15,576

(1)
Registrant contributions are included in the All Other Compensation Table as part of amounts shown in ‘‘Company Contributions to Retirement and 401(k) Plans,’’ which include contributions to both qualified and nonqualified plans and are included in ‘‘All Other Compensation’’ in the Summary Compensation Table.

(2)	Registrant contributions prior to 2007 were as follows: Mr. Donnelly, $108,160; Mr. Hitselberger, $34,280; Mr. Pratter, $86,182; Mr. Santulli, $26,022; and Mr. Ciofani, $1,792.

For a description of the PMA Capital Corporation Retirement Savings Plan, the PMA Capital Corporation Retirement Savings Excess Plan and the PMA Capital Corporation Deferred Compensation Plan, see “Compensation Discussion and Analysis – Post-Termination Arrangements.”  Earnings are based on market performance of investments selected by participants.

2007 POTENTIAL TERMINATION/CHANGE IN CONTROL PAYMENTS

The following table sets forth certain information regarding payments and benefits that would be provided to the named executive officers at, following or in connection with the identified termination events, assuming, in each case, that the event occurred on December 31, 2007.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)		After Change in Control Termination w/o Cause or for Good Reason ($)		Voluntary Termination	Death ($)	Disability ($)	Change in Control
Vincent T. Donnelly	Cash Severance	1,430,000		2,145,000		-	-	-	-
	Cash Bonus Payment	643,500		965,250		-	-	-	-
	Long Term Incentives	690,000	(1)	690,000	(1)	-	-	-	-
	Health and Welfare Continuation	13,284		19,926		-	-	-	-
	Defined Contribution Continuation	114,400		171,600		-	114,400	114,400	-
	Defined Benefit SERP	-		-		-	-	-	-
	Equity Based Awards	-		-		-	-	-	-
	Excise Taxes	-		1,526,542		-	-	-	-
	Total	2,891,184		5,518,318		-	114,400	114,400	-

William E. Hitselberger	Cash Severance	637,500		850,000		-	-	-	-
	Cash Bonus Payment	223,125		297,500		-	-	-	-
	Long Term Incentives	276,250	(1)	276,250	(1)	-	-	-	-
	Health and Welfare Continuation	15,941		21,254		-	-	-	-
	Defined Contribution Continuation	29,367		37,867		-	29,367	29,367	-
	Defined Benefit SERP (2)	127,019		127,019		-	127,019	127,019	-
	Equity Based Awards	-		-		-	-	-	-
	Excise Taxes	-		557,664		-	-	-	-
	Total	1,309,202		2,167,554		-	156,386	156,386	-

Robert L. Pratter(3)	Cash Severance	400,000		400,000		-	-	-	-
	Cash Bonus Payment	80,000		80,000		-	-	-	-
	Long Term Incentives	160,000	(1)	160,000	(1)	-	-	-	-
	Health and Welfare Continuation	11,173		11,173		-	-	-	-
	Defined Contribution Continuation	75,000		75,000		-	75,000	75,000	-
	Defined Benefit SERP (2)	476,545		476,545		-	476,454	476,545	-
	Equity Based Awards	-		-		-	-	-	-
	Excise Taxes	-		-		-	-	-	-
	Total	1,202,718		1,202,718		-	551,454	551,545	-

(1)   Reflects one-third of targeted 2007 long-term incentive plan payout and two-thirds of targeted 2006 long-term incentive plan payout in accordance with the terms of the employment agreements with these executive officers, which provide that a pro rata portion of the targeted payout is payable where the executive officer is eligible to receive severance benefits.  However, these long-term awards are not guaranteed; no payments will be made unless the predetermined measures are achieved at the end of the three year measurement periods.

(2)    Represents vesting of Executive Management Pension Plan benefits as discussed in “Compensation Discussion and Analysis.”

(3)    Mr. Pratter resigned effective March 14, 2008.

EMPLOYMENT AGREEMENTS

Effective on March 15, 2006, we entered into amended and restated employment agreements with Vincent T. Donnelly, President and Chief Executive Officer, William E. Hitselberger, Executive Vice President and Chief Financial Officer and Robert L. Pratter, Senior Vice President and General Counsel.  Each of the amended and restated employment agreements with Messrs. Donnelly and Hitselberger provides for a three-year term and the amended and restated employment agreement with Mr. Pratter provides for a two-year term.  Each agreement provides that should the Company and the executive desire to extend his agreement at the end of the term, the Company and the executive will negotiate in good faith any such extension.  Mr. Pratter has elected not to renew his agreement and effective March 14, 2008, he has resigned as Senior Vice President and General Counsel.

As used herein, “Change in Control” means: (a) a change in control of the Company requiring disclosure under 6(e) of Schedule 14A, (b) if any person directly or indirectly acquires more than 50% of the voting securities of the Company, (c) if after consummation of a merger, the Company’s shareholders own less than 50% of the surviving company, (d) the sale of all or substantially all of the assets of the Company or (e) if at any time the members of the Board (or nominees thereto) cease to constitute at least a majority of the Board.

Vincent T. Donnelly

Under the terms of Mr. Donnelly’s employment agreement, we have agreed to pay Mr. Donnelly a base salary of not less than $690,000 per year for the first 18 months of the agreement and a base salary of not less than $715,000 per year for the second 18 months of the agreement.  Under the terms of the agreement, Mr. Donnelly was eligible for an incentive award for 2006 and is eligible for annual incentive awards for 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity.  For 2007, the targeted amount of such annual incentive award is 45% to 55% of Mr. Donnelly’s current base salary.  Mr. Donnelly is also eligible for long-term incentive awards under our 2002 Equity Incentive Plan (or any successor plan) that will be targeted at 100% to 120% of $690,000, for achieving certain pre-defined operating objectives of the Company for the years ending December 31, 2008 and 2009.  Such awards, if earned, will be paid in shares of Class A Common Stock valued on the date of issuance.  Pursuant to the agreement, any long-term incentive compensation award for the year ending December 31, 2010 will be established by the Compensation Committee of the Board of Directors.

Mr. Donnelly’s employment agreement also provides that if he is terminated without cause, resigns for “good reason,” or does not continue his employment beyond the term of his respective employment agreement (including by reason of his decision not to renew or extend his employment) we will pay him severance equal to the cash portion of any annual incentive bonus, provided the performance criteria have been met, in the year in which termination occurs.  Additionally, in such circumstance we will pay Mr. Donnelly 24 months of severance pay at his then existing base salary plus the amount of his minimum targeted incentive compensation for the year in which his employment terminates.  In the event Mr. Donnelly voluntarily resigns between 11 and 13 months following a Change in Control (or is terminated for other than “cause” within 12 months of a Change in Control), we have agreed to pay Mr. Donnelly the cash portion of any annual incentive bonus, if earned, plus a sum equal to three times the greater of his then current annual base salary or base salary in effect immediately prior to the Change in Control plus three times the greater of the amount of his minimum targeted annual incentive award for the year of the termination or the amount of that target for the year corresponding to the date immediately before the Change in Control.  Should Mr. Donnelly’s employment be terminated for any reason other than for “cause” or his voluntary resignation, Mr. Donnelly is entitled to a 100% fully vested interest in his “retirement benefit” under our Executive Management Pension Plan (“EMPP”) and an increase in his benefit under our other retirement and pension plans to an amount not less than that which he would have received had his employment continued through the 24 month anniversary (36 month anniversary in the event of termination upon a Change in Control) of his termination date.  If the value of any compensation provided under Mr. Donnelly’s employment agreement is subject to tax penalties under Section 409A or 4999 of the Code, and such penalties are imposed on Mr. Donnelly, Mr. Donnelly is entitled to a “gross up” payment equal to the amount of such tax penalties.

William E. Hitselberger

Under the terms of Mr. Hitselberger’s employment agreement, we have agreed to pay Mr. Hitselberger a base salary of not less than $425,000 per year.  Under the terms of the agreement, Mr. Hitselberger was eligible for an incentive award for 2006 and is eligible for annual incentive awards for 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity.  For 2007, the targeted amount of such annual incentive award is 35% to 40% of Mr. Hitselberger’s current base salary.  Mr. Hitselberger is also eligible for long-term incentive awards under our 2002 Equity Incentive Plan (or any successor plan) that will be targeted at 65% to 78% of $425,000 for achieving certain pre-defined operating objectives of the Company for the years ending December 31, 2008 and 2009.  Such awards, if earned, will be paid in shares of Class A Common Stock valued on the date of issuance.  Pursuant to the agreement, any long-term incentive compensation award for the year ending December 31, 2010 will be established by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

Mr. Hitselberger’s employment agreement also provides that if he is terminated without cause, resigns for “good reason,” or does not continue his employment beyond the term of his respective employment agreement (including by reason of his decision not to renew or extend his employment) we will pay him severance equal to the cash portion of any annual incentive bonus, provided the performance criteria have been met, in the year in which termination occurs.  Additionally, in such circumstance, we will pay Mr. Hitselberger 18 months of severance pay at his then existing base salary plus the amount of his minimum targeted incentive compensation for the year in which his employment terminates.  In the event Mr. Hitselberger voluntarily resigns between 11 and 13 months following a Change in Control (or is terminated for other than “cause” within 12 months of a Change in Control), we have agreed to pay Mr. Hitselberger the cash portion of any annual incentive bonus, if earned, plus a sum equal to two times the greater of his then current annual base salary or base salary in effect immediately prior to the Change in Control plus two times the greater of the amount of his minimum targeted annual incentive award for the year of the termination or the amount of that target for the year corresponding to the date immediately before the Change in Control.  Should Mr. Hitselberger’s employment be terminated for any reason other than for “cause” or his voluntary resignation, Mr. Hitselberger is entitled to a 100% fully vested interest in his “retirement benefit” under our EMPP and an increase in his benefit under our other retirement and pension plans to an amount not less than that which he would have received had his employment continued through the 18 month anniversary (24 month anniversary in the event of termination upon a Change in Control) of his termination date.  If the value of any compensation provided under Mr. Hitselberger’s employment agreement is subject to tax penalties under Section 409A or 4999 of the Code, and such penalties are imposed on Mr. Hitselberger, Mr. Hitselberger is entitled to a “gross up” payment equal to the amount of such tax penalties.

Robert L. Pratter

Under the terms of Mr. Pratter’s employment agreement, we paid Mr. Pratter a base salary of not less than $400,000 per year.  Under the terms of the agreement, Mr. Pratter was eligible for an incentive award for 2006 and is eligible for an annual incentive award for 2007 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity.  For 2007, the targeted amount of such annual incentive award is 20% to 25% of Mr. Pratter’s base salary.  Mr. Pratter is also eligible for long-term incentive awards under our 2002 Equity Incentive Plan (or any successor plan) that will be targeted at 40% to 48% of $400,000 for achieving certain pre-defined operating objectives of the Company for the years ending December 31, 2008 and 2009.  Such awards, if earned, will be paid in shares of Class A Common Stock valued on the date of issuance and will be prorated based on Mr. Pratter’s length of employment.

Mr. Pratter’s employment agreement also provides severance pay of $480,000 based upon his existing salary plus the amount of his minimum targeted incentive compensation for the last full year of his employment.  He is also entitled to a 100% fully vested interest in his “retirement benefit” under our EMPP and an increase in his benefit under our other retirement and pension plans to an amount not less than that which he would have received had his employment continued through the 12 month anniversary of his termination date.  If the value of any compensation provided under Mr. Pratter’s employment agreement is subject to tax penalties under Section 409A or 4999 of the Code, and such penalties are imposed on Mr. Pratter, Mr. Pratter is entitled to a “gross up” payment equal to the amount of such tax penalties.  As noted above, Mr. Pratter resigned effective March 14, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,522,227	$10.34	2,827,502 (1)
Equity compensation plans not approved by security holders	-	-	-
Total	1,522,227	$10.34	2,827,502

(1)
These securities are available for future issuance under our 2007 Omnibus Incentive Compensation Plan and 2004 Directors Plan, which were approved by shareholders at the 2007 and 2004 Annual Meetings of Shareholders, respectively.  The 2007 Omnibus Incentive Compensation Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock or stock in lieu of other obligations, dividend equivalent rights or other stock-based awards and performance awards.  The 2004 Directors Plan authorizes the grant of stock in lieu of retainer, restricted stock and stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of our directors, James F. Malone, III, is a member of a law firm that furnished legal representation to us and our subsidiaries during 2007.  In the opinion of our management, the amounts paid to such firm represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by a law firm unaffiliated with any of the directors.  We paid approximately $810,000 in legal fees to Mr. Malone’s law firm in 2007, which exceeded five percent of his law firm’s gross revenue.  The approximate value of Mr. Malone’s interest in 2007 fees paid by us to his law firm was $405,000.

Our subsidiaries, in the ordinary course of their business, have had and may continue to have insurance transactions with our directors and the various businesses with which directors are associated.  The insurance is written in accordance with rates and terms authorized for use in the applicable jurisdictions.  In the opinion of our management, these transactions were in the ordinary course of our business and on terms as favorable as we would have negotiated with unaffiliated persons or entities and do not affect the independence of our directors.

The Audit Committee is responsible for reviewing and approving transactions between the Company and/or its subsidiaries and any officer, director or affiliate that would require reporting pursuant to Item 404 of Regulation S-K.  The Company’s Business Ethics and Practices Policy prohibits employees from taking part in any transaction in which they have a personal interest if there is, or might appear to be, a conflict between that interest and the interests of the Company without seeking a determination by the General Counsel or his designee as to whether the transaction is proper.  In addition, the Code of Ethics for Chief Executive Officer and Senior Financial Officers provides that, prior to taking part in a transaction that creates or appears to create a conflict of interest, such employees must make full disclosure of all facts and circumstances and obtain prior written approval from the Audit Committee.

The Code of Ethics for Directors prohibits directors from taking part in any transaction in which they have a personal interest if there is, or might appear to be, a conflict between that interest and the interests of the Company without prior written approval from the Audit Committee.

The Business Ethics and Practices Policy, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Code of Ethics for Directors are available on our website at www.pmacapital.com.

ITEM 2.  RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 7, 2008, our Audit Committee appointed Beard Miller Company LLP (“BMC”) as our independent registered public accounting firm for the year ending December 31, 2008.  Although not required, we request that you ratify this appointment.  If shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment.

Representatives of BMC will attend the Annual Meeting.  They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents the aggregate fees for professional audit services rendered by our principal accountant for the years ended December 31, 2007 and 2006, and fees billed for other services during those periods.

	2007	2006
Audit Fees	$1,695,400	$1,596,976
Audit-Related Fees	28,000	25,600
Tax Fees	-	-
All Other Fees	-	-
Total	$1,723,400	$1,622,576

Audit Fees consist of fees for professional services rendered by our principal accountants for the audit of our annual financial statements and review of interim financial statements included in our quarterly reports on Form 10-Q and services normally provided by our principal accountants in connection with statutory and regulatory filings or engagements, including out-of-pocket expenses.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees.  Audit-Related Fees for 2007 and 2006 related to audits of the financial statements of our benefit plans.  Audit-Related Fees for 2007 also included fees related to the issuance of a consent related to a Form S-8.

The Audit Committee approves all non-audit services to be performed by BMC prior to its rendering such services.  The Audit Committee has the discretion to delegate its pre-approval authority to one or more Audit Committee members.  The Audit Committee has delegated this authority to the Chairman of the Audit Committee provided that the Chairman may only approve fees for such services of up to $100,000.

Vote Requirement

Ratification of the independent auditor will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of outstanding shares of Class A Common Stock.  Abstentions and broker non-votes are not considered votes cast on the proposal and will not have any effect on the vote to ratify the appointment of the independent auditor.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that our executive officers and directors, as well as persons who own more than 10% of a class of our equity securities, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with us and the Securities and Exchange Commission.  Based upon written representations we have received from our executive officers and directors and the reports filed during 2007, we believe that all such filings required during 2007 were made on a timely basis.

ADDITIONAL INFORMATION

The Company is permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to our Investor Relations department at our principal executive offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, or call us at (610) 397-5298, if the shareholder (i) wishes to receive a separate copy of an Annual Report or Proxy Statement for the Annual Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

ANNUAL REPORT

A copy of our 2007 Annual Report to Shareholders is being mailed to you with this proxy statement.

DEADLINES FOR SHAREHOLDER PROPOSALS

If you wish to submit a proposal for inclusion in our proxy statement for our 2009 Annual Meeting of Shareholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, no later than November 28, 2008.  Any shareholder who wishes to present a proposal from the floor of the 2009 Annual Meeting must notify our Corporate Secretary in writing of the proposal not later than the close of business on December 29, 2008.  The notice must also include the other information specified in our Bylaws.  Any shareholder who wishes to introduce a proposal should consult our Bylaws and applicable proxy rules of the Securities and Exchange Commission.

If you wish to nominate someone for the Board of Directors at the 2009 Annual Meeting of Shareholders, you must notify our Corporate Secretary in writing of the nomination not later than the close of business on December 29, 2008.  The notice must include certain information about the shareholder and nominee as specified in our Bylaws.  Each nominee must also provide our Corporate Secretary with a written consent to serve if elected.

By Order of the Board of Directors,

March 20, 2008	Neal C. Schneider
Chairman of the Board

PMA CAPITAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2008
THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William E. Hitselberger and Brad G. Shofran, each or either of them, proxies of the undersigned, with full power of substitution, and each of them is hereby authorized to represent the undersigned and to vote all shares of Class A Common Stock of PMA Capital Corporation (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422 on Wednesday, May 7, 2008 at 9:00 a.m., local time, and at any adjournments thereof.

This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made by a record holder, this proxy/voting instruction will be voted FOR the nominees for director set forth in Item 1, and FOR the proposal in Item 2.  The proxy/voting instruction also covers all shares as to which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”) under the PMA Capital Corporation Retirement Savings Plan.  If no voting instruction is given to the Trustee, the Trustee will vote your shares on a pro rata basis based on the votes of other Retirement Savings Plan participants.

(Continued, and to be marked, dated and signed on the other side)

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.) ☒ Votes must be indicated (X) in Black or Blue ink. The Board of Directors recommends a vote FOR Items 1 and 2.
Item 1. Election of Directors

(INSTRUCTIONS:  To withhold authority to vote for any
individual nominee mark the “Exceptions” box and strike a
line through the nominee’s name.)

Nominees:   Peter S. Burgess
                      Charles T. Freeman
                      James C. Hellauer

FOR ALL WITHHOLD FOR ALL EXCEPTIONS ☐ ☐ ☐
Item 2. Ratification of Beard Miller Company LLP as independent auditors for 2008	FOR AGAINST ABSTAIN ☐ ☐ ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

                    To change your address, please mark this box.     ☐

                    To include any comments, please mark this box.  ☐

NOTE: Please sign as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.	Date Share Owner sign here Co-owner sign here